Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS FIRST QUARTER 2013

FINANCIAL RESULTS

Company posts 28th consecutive quarter of improved earnings results

ATLANTA, GEORGIA, April 24, 2013: Rollins, Inc. (NYSE:ROL), a premier North American consumer and commercial services company, today reported unaudited financial results for its first quarter ended March 31, 2013.  Revenues grew 3.5% to $299.7 million compared to $289.5 million for the first quarter ended March 31, 2012.

The Company recorded net income of $23.2 million or $0.16 per diluted share for the first quarter ended March 31, 2013 compared to $23.1 million or $0.16 per diluted share for the same period in 2012.  On January 22, 2013, Rollins also increased its regular quarterly cash dividend to shareholders 12.5% to $0.09 per share.

Gary W. Rollins, Vice Chairman and Chief Executive Officer of Rollins, Inc. stated, “Our residential and commercial pest control sales start accelerating as the weather warms and pest activity increases.  In this regard, the first quarter of 2013 was disappointing, as it was the coldest with the greatest snow fall, in decades.  We were pleased to be able to report an increase in revenue however.  This was particularly gratifying having come off of a record first quarter in 2012 when the weather was the warmest in over a century.  Frankly, this was the most dramatic year-to-year weather reversal that we’ve ever experienced.  Profits were negatively impacted from being staffed for the anticipated revenue the first quarter.  We did maintain our record of profit increases with a modest improvement over 2012.”

Mr. Rollins, concluded, “Spring has finally sprung and we are very excited about the opportunities we have for each of our businesses through the balance of the year.   We are well positioned to achieve solid revenue growth with improved earnings and strong cash flows.  Thankfully, the bugs always come back.”

Rollins Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Western Pest Services, Orkin Canada, The Industrial Fumigant Company, Waltham Services LLC., Crane Pest Control and Trutech LLC., the company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa and Mexico from more than 500 locations.  You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.indfumco.com, www.walthamservices.com, www.cranepestcontrol.com, www.trutechinc.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that we are excited about the opportunities we have for each of our business through the balance of the year, and our belief that we are well positioned to achieve solid revenue growth with improved earnings and strong cash flow. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations.  All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.  A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2012.

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At March 31, (unaudited)	2013	2012
ASSETS
Cash and cash equivalents	$82,479	$59,684
Trade accounts receivables, net	68,194	63,790
Financed receivables, net	10,898	11,386
Materials and supplies	11,801	10,874
Deferred income taxes, net	32,839	29,718
Other current assets	18,995	15,123
Total Current Assets	225,206	190,575
Equipment and property, net	83,295	77,146
Goodwill	212,280	211,237
Customer contracts and other intangible assets, net	136,458	139,580
Deferred income taxes	26,582	21,775
Financed receivables, long-term, net	11,214	11,441
Other assets	12,403	11,052
Total Assets	$707,438	$662,806

LIABILITIES
Accounts payable	$23,078	$19,214
Accrued insurance, current	24,929	20,430
Accrued compensation and related liabilities	50,218	52,592
Unearned revenue	96,251	92,778
Other current liabilities	39,382	43,569
Total Current Liabilities	233,858	228,583
Accrued insurance, less current portion	31,740	30,203
Accrued pension	43,017	29,850
Long-term accrued liabilities	33,857	37,915
Total Liabilities	342,472	326,551

STOCKHOLDERS’ EQUITY
Common stock	146,279	146,803
Retained earnings and other equity	218,687	189,452
Total stockholders’ equity	364,966	336,255
Total Liabilities and Stockholders’ Equity	$707,438	$662,806

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	First Quarter Ended
	March 31,
	2013	2012
REVENUES
Customer services	$299,714	$289,465
COSTS AND EXPENSES
Cost of services provided	155,606	148,082
Depreciation and amortization	9,894	9,767
Sales, general and administrative	99,134	94,824
Interest (income)/expense	(45)	51
	264,589	252,724
INCOME BEFORE INCOME TAXES	35,125	36,741
PROVISION FOR INCOME TAXES	11,946	13,661
NET INCOME	$23,179	$23,080

NET INCOME PER SHARE - BASIC	$0.16	$0.16
NET INCOME PER SHARE - DILUTED	0.16	0.16

Weighted average shares outstanding - basic	146,238	146,697
Weighted average shares outstanding - diluted	146,238	146,714

CONFERENCE CALL ANNOUNCEMENT

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

First Quarter 2013 results on:

Wednesday, April 24, 2013 at:

  10:00 a.m. Eastern

 9:00 a.m. Central

     8:00 a.m. Mountain

 7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 800-762-8779 domestic;

480-629-9645 international
at least 5 minutes before start time.

REPLAY: available through May 1, 2013

Please dial 800-406-7325/303-590-3030, Passcode: 4612026

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.net

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com